Exhibit 99.1

Icahn Enterprises L.P.
Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release: November 12, 2010

ICAHN ENTERPRISES ANNOUNCES CLOSING OF $500 MILLION SENIOR
NOTES OFFERING

(New York, New York, November 12, 2010) – Icahn Enterprises L.P. (NYSE: IEP) – Icahn Enterprises L.P. (“Icahn Enterprises”), together with Icahn Enterprises Finance Corp., announced today that they have consummated their offering of $500 million in aggregate principal amount of 7¾% Senior Notes due 2016 and 8% Senior Notes due 2018. The notes were sold in a private offering to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons outside the United States under Regulation S under the Securities Act.

The proceeds from the offering will be used for general corporate purposes. Jefferies & Company, Inc. acted as sole book-running manager and initial purchaser for the offering of the notes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the New Notes. The New Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and the applicable state securities laws.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

767 Fifth Avenue, New York, New York 10153 Telephone (212) 702-4300 Fax (212) 750-5841

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Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of  key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our railcar operations, including the highly cyclical nature of the railcar industry; risks related to our food packaging activities, including the cost of raw materials and fluctuations in selling prices; risks related to our scrap metals activities, including potential environmental exposure and volume fluctuations; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

767 Fifth Avenue, New York, New York 10153 Telephone (212) 702-4300 Fax (212) 750-5841

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